     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1997

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                                  CIBER, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          7379                  38-2046833
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                                5251 DTC PARKWAY
                                   SUITE 1400
                           ENGLEWOOD, COLORADO 80111
                                 (303) 220-0100
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                  BOBBY G. STEVENSON, CHIEF EXECUTIVE OFFICER
                                5251 DTC PARKWAY
                                   SUITE 1400
                           ENGLEWOOD, COLORADO 80111
                                 (303) 220-0100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------

           It is requested that copies of communications be sent to:

                             J. JUSTYN SIRKIN, ESQ.
                           DAVIS, GRAHAM & STUBBS LLP
                       370 SEVENTEENTH STREET, SUITE 4700
                             DENVER, COLORADO 80202
                                 (303) 892-9400

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   From time to time after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED             BE REGISTERED        PER SHARE(1)     OFFERING PRICE(1)         FEE(1)
Common Stock, par value
  $.01 per share............................   5,000,000 shares        $35.4375          $177,187,500          $53,693

(1) The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, and represents the average of the high and low prices of Common Stock on July 21, 1997, as reported on the New York Stock Exchange.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  CIBER, INC.

PROSPECTUS

                                  CIBER, INC.

                                5,000,000 SHARES

                                  COMMON STOCK

    This Prospectus covers the offer and sale of up to 5,000,000 shares of common stock $.01 par value per share (the "Common Stock"), of CIBER, Inc. ("CIBER" or the "Company") that may be offered and issued by the Company from time to time in connection with future acquisitions of other businesses or properties, or securities of other businesses, in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise permitted under the Securities Act. This Prospectus, as amended or supplemented, if necessary, also relates to certain shares of Common Stock which may be resold or reoffered by persons who acquired such shares pursuant to this Prospectus (the "Selling Stockholders").

    CIBER intends to concentrate its acquisitions in areas related to the current business of CIBER. If the opportunity arises, however, CIBER may attempt to make acquisitions that are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to its present activities. The consideration for any such acquisition may consist of shares of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between CIBER and the owners or controlling persons of the businesses or properties to be acquired.

    The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares of Common Stock.

    It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

    CIBER's Common Stock is listed on the New York Stock Exchange under the symbol "CBR." The closing market price of CIBER Common Stock on the New York Stock Exchange on July 21, 1997 was $35.5625.

    SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                          CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is July 23, 1997.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-4 under the Securities Act with respect to the shares of Common Stock offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares offered by this Prospectus, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, of which this Prospectus is a part, together with such exhibits and schedules may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission.

    The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copies of such materials may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Room 1300, 7 World Trade Center, 13th Floor, New York, New York 10048, upon payment of the charges prescribed therefore by the Commission.

    In addition, CIBER is listed on the New York Stock Exchange ("NYSE") and is required to file reports, proxy statements and confirmation statements and other information with the NYSE. These documents may be inspected at the principal office of the NYSE, 20 Broad Street, New York, New York 10005. Further, CIBER (since May 7, 1996) has been filing documents with the Commission through the Electronic Data Gathering, Analysis and Retrieval System. According, copies of documents filed by CIBER with the Commission on or after May 7, 1996, as well as copies of the Registration Statement (including the exhibits filed therewith), are also available through the Commission's Web Site (http:// www.sec.gov/).

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents filed with the Commission by CIBER are incorporated into this Prospectus by reference: (1) Annual Report on Form 10-K for the year ended June 30, 1996, filed with the Commission on September 27, 1996; (2) Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1996, December 31, 1996 and March 31, 1997, filed with the Commission on November 8, 1996, February 11, 1997 and May 2, 1997, respectively; (3) Current Report on Form 8-K, filed with the Commission on December 12, 1996; (4) Current Report on Form 8-K, filed with the Commission on January 16, 1997; (5) Current Report on Form 8-K, filed with the Commission on March 27, 1997; (6) Current Report on Form 8-K, filed with the Commission on July 21, 1997; (7) the Company's Registration Statement on Form 8-A, filed with the Commission on February 25, 1994; and (8) all other reports filed by CIBER pursuant to Sections 13 or 15(d) of the Exchange Act since June 30, 1996.

    All documents filed by CIBER pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY A PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED FROM CIBER, INC., AT 5251 DTC PARKWAY, SUITE 1400, ENGLEWOOD, COLORADO 80111; TELEPHONE NUMBER (303) 220-0100. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.

                                  THE COMPANY

    The Company is a nationwide provider of information technology consulting, including application software staff supplementation, management consulting solutions to business problems, package software implementation, system life-cycle project responsibility, millennium date change conversion services and networking procurement and engineering services. The Company's revenues are generated from two service groups, the CIBER Information Services ("CIS") group and the Strategic Technology Consulting ("STC") group. The CIS group provides application software development and maintenance services and, through the CIBR2000 division, millennium date change solutions. The STC group provides services through the Company's wholly-owned subsidiaries, Spectrum Technology Group, Inc. ("Spectrum"), Business Information Technology, Inc. ("BIT") and CIBER Network Services, Inc. ("CNSI"). Spectrum provides management consulting solutions to business problems, specifically in the areas of data warehousing, data modeling and enterprise architecture, as well as project management and system integration services. BIT specializes in the implementation and integration of human resource and financial software application products, primarily for client/server networks. A substantial portion of BIT's revenues is derived from assisting clients implementing PeopleSoft, Inc. ("PeopleSoft") software. CNSI serves clients in the areas of local-area and wide-area networking, including design, procurement, installation, testing and maintenance.

    The Company currently services its clients through a nationwide network of over 50 offices in 21 states and three foreign countries. The Company currently employs approximately 3,400 employees, approximately 2,800 of whom are billable consultants trained in operating systems, standard and state-of-the-art programming languages, application software design techniques, process re-engineering and management resource planning, local-area and wide-area networking and certain widely-used software packages. These services are generally provided on-site to large clients with substantial information technology requirements.

    The Company was incorporated in 1974 as a Michigan corporation and, in February 1994, reincorporated in Delaware. The Company maintains its executive offices at 5251 DTC Parkway, Suite 1400, Englewood, Colorado 80111. The Company's telephone number is (303) 220-0100.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED HEREBY.

GROWTH THROUGH BUSINESS COMBINATIONS AND INTERNAL EXPANSION

    As an integral part of its business strategy, the Company intends to continue to expand by acquiring application software consulting businesses in attractive markets or with desirable client relationships, as well as businesses with complementary information technology consulting and system integration activities. The Company continuously evaluates potential business combinations and aggressively pursues attractive transactions. From June 1994 through July 1997, the Company completed 14 business combinations. The success of this strategy depends not only upon the Company's ability to identify and acquire businesses on a cost-effective basis, but also upon its ability to integrate acquired operations into its organization effectively, to retain and motivate key personnel and to retain clients of acquired businesses. Business combinations involve numerous risks, including the ability to manage geographically remote offices, the diversion of management's attention from other business concerns and the risks of entering markets in which the Company has limited or no direct experience. In addition, acquisitions may involve the expenditure of significant funds and the incurrence of significant charges associated with the amortization of goodwill or other intangible assets or future write-downs of the recorded values of assets acquired. There can be no assurance that any business combination will result in long-term benefits to the Company or that management will be able to manage effectively the resulting business. Additionally, the Company experiences competition for acquisitions.

    The Company may open new offices in attractive markets with its own personnel. Many of the Company's branch offices were originally start-up operations. Not all branch offices, whether start-up or acquired, have been successful; however, no office has been closed since June 1994. There can be no assurance that the Company will be able to start-up, identify, acquire, or integrate what will ultimately be successful branch office operations.

ABILITY TO ATTRACT AND RETAIN QUALIFIED CONSULTANTS

    The Company's future success will depend in part on its ability to hire and provide adequately trained consultants who can fulfill the increasingly sophisticated needs of its clients. The Company's on-going personnel needs arise from: (i) increased demand for the Company's services, (ii) turnover, which is generally high in the industry, and (iii) client requests for consultants trained in the newest software and hardware technologies. Few of the Company's employees are bound by non-compete agreements. Competition for consultants in the information technology services industry is significant and the Company has had and expects to continue to have difficulty in attracting and retaining an optimal level of qualified consultants. In particular, competition is intense for the limited number of qualified project managers and professionals with specialized skills, such as a working knowledge of certain sophisticated software. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to continue to grow.

DEPENDENCE ON SIGNIFICANT RELATIONSHIPS; ABSENCE OF LONG-TERM CONTRACTS

    The Company's five largest clients accounted for 26% of the Company's total revenues for the fiscal year ended June 30, 1996. AT&T Corp. accounted for approximately 11% of the Company's total revenues in fiscal 1996. The Company expects that no one client will account for more than 10% of the Company's total revenues in fiscal 1997. The typical client contract term is one to three years and there can be no assurance that a client will renew its contract when it terminates. In addition, the Company's contracts are generally cancelable by the client at any time and clients may unilaterally reduce their use of the Company's services under such contracts without penalty. The termination or significant reduction of its business relationship with any of its significant clients would have a material adverse effect on the Company.

    Additionally, the Company has a significant relationship with PeopleSoft both as a client and as an implementation partner. In fiscal 1996, the Company derived 14% of its total revenues from clients who purchased implementation services for their PeopleSoft software and 1% of its total revenues from PeopleSoft as a client. In the event PeopleSoft products become obsolete or non-competitive or if the Company should lose its "implementation partner" status with PeopleSoft, the Company would suffer a material adverse effect.

MANAGEMENT OF A LARGE AND RAPIDLY GROWING BUSINESS

    The Company's rapid growth could place a substantial strain on its operational, administrative and financial resources. The Company's ability to manage its staff and facilities growth effectively will require it to continue to improve its operational, financial and other internal systems, and to train, motivate and manage its consultants. If the Company's management is unable to manage growth effectively or its consultants are unable to achieve anticipated performance levels, or if the integration of new businesses results in a material diversion of management's attention to the day-to-day operations of the business, the Company's results of operations would be materially adversely affected.

PROJECT RISKS

    The Company has provided and intends to continue to provide increased project services to its clients. Projects are distinguishable from the Company's time and material contracts by the level of responsibility assumed by the Company and the potentially longer and more costly sales cycle of a project. These factors may cause fluctuations in quarterly results. In a typical project, the Company independently develops a program or maintains a system, whereas with time and material contracts, the Company's clients generally maintain responsibility for the overall task. The failure of a project or the failure of the Company to provide project services in a satisfactory manner could have a material adverse effect on the Company. Further, because the Company may undertake projects on a fixed price basis and guarantee performance based upon defined operating specifications, cost overruns, unsatisfactory performance or unanticipated difficulties in completing such projects could have a material adverse effect on the Company's results of operations.

PRICING AND MARGIN PRESSURE

    Many of the Company's larger clients purchase information technology services primarily from a limited number of pre-approved vendors. In order to remain on its clients' vendor lists and to develop new client relationships, the Company must satisfy client requirements at competitive rates. Although the Company continually attempts to lower its costs, there are other software services organizations and temporary placement agencies that provide the same or similar services at equal or lower costs. Furthermore, as competition intensifies between information technology services providers, there may be increased demand for qualified consultants resulting in upward market pressure on consultant compensation. Additionally, certain of the Company's clients require that their vendors reduce rates after services have commenced. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements and, as a result, the Company could lose clients or be unable to maintain historic gross margin levels or to operate profitably. With respect to the Company's implementation services for software packages, the manufacturers of such software may have training requirements that inhibit the Company from competing effectively with other packaged software implementation providers. In addition, as the Company expands its service offerings to include a greater number of fixed price projects, the Company may experience a decrease in margins as a result of unanticipated cost overruns resulting from the inability to meet various project requirements.

COMPETITION

    The Company operates in a highly competitive and rapidly changing industry and competes with a variety of companies for positions on the vendor lists of particular clients. Most of these competing companies, many of which are significantly larger and have greater financial, technical and marketing resources, provide the same services as those offered by, and some offer a wider variety of services than, the Company. Many large accounting and management consulting firms offer services that overlap with a significant portion of the Company's services, and the Company competes with the internal information technology staffs of its clients and potential clients. Also, computer hardware and software companies are increasingly becoming involved in systems integration projects. Recently, temporary placement agencies, such as CoreStaff, Olsten and Interim, have begun expanding their businesses to provide computer-related services. There can be no assurance that the Company will be able to continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors. Additionally, over the past several years there has been an influx of foreign nationals who provide skilled computer programming services at lower pay scales than other domestic programmers. Some of these foreign nationals are being hired as consultants directly by the Company's clients and potential clients, as well as by certain of the Company's competitors. Moreover, in an attempt to decrease costs, some of the Company's clients and potential clients are awarding business to competitors with operations in "low cost" foreign countries, including Ireland, India and the former Soviet Union. An increase in the use of skilled foreign national labor at lower rates or foreign software service firms by the Company's competitors or clients could have a material adverse effect on the Company.

DEPENDENCE UPON KEY MANAGEMENT PERSONNEL

    The success of the Company continues to be highly dependent upon the efforts of key management personnel of the Company, particularly its executive officers. The loss of the services of any one of its executive officers could have a material adverse effect on the Company. The Company maintains life insurance on each of these individuals. The amount of insurance, however, may not be sufficient to offset the Company's loss if the services of any of its executive officers were unavailable.

INTELLECTUAL PROPERTY RIGHTS

    The Company's success is dependent in part upon its proprietary software development methodology and other intellectual property rights. The Company relies upon a combination of trade secret, nondisclosure and other contractual arrangements, technical measures and trademark laws to protect its proprietary rights. The Company does not hold any patents or copyrights, but does hold seven registered trademarks. The Company generally enters into confidentiality agreements with its employees, consultants, clients and potential clients that limit access to and distribution of its proprietary information, although there can be no assurance that any such agreement will be enforceable. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. The Company's business includes the development of custom software applications in connection with specific client engagements. Ownership of such software is generally assigned to the client. In addition, the Company also develops object-oriented software components that can be reused in software application development and certain foundation and application software products, or software "tools," most of which remain the property of the Company. Although the Company believes that its services and products do not infringe on the intellectual property rights of others, there can be no assurance that such a claim will not be asserted against the Company in the future.

CONTROL BY CURRENT STOCKHOLDERS AND RELATED PARTY TRANSACTIONS

    At June 30, 1997, Bobby G. Stevenson, the Company's Chairman and Chief Executive Officer owned beneficially 6,034,544 shares of Common Stock, representing approximately 30% of the outstanding Common Stock. As a result, Mr. Stevenson is able to exercise significant influence on the election of the Company's Board of Directors and thereby direct the policies of the Company. In addition, certain officers of the Company owned, directly or indirectly, a majority (85%) of the capital stock of CNSI. CNSI was purchased by the Company on December 2, 1996 for consideration of approximately $3.7 million, consisting of 68,631 shares of Common Stock and approximately $1.2 million in cash. In addition, the Company assumed approximately $800,000 in net liabilities, resulting in a total purchase price of approximately $4.5 million. At closing, the Company repaid approximately $898,000 that was owed by CNSI to Mr. Stevenson and his family. Collectively, the officers received, directly or indirectly, 54,498 shares of Common Stock, approximately $1.2 million in cash and the repayment of debt of approximately $898,000.

CERTAIN ANTI-TAKEOVER EFFECTS

    The Company's Amended and Restated Certificate of Incorporation and Bylaws and the Delaware General Corporation Law include provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover that stockholders might consider in their best interests. These provisions include the ability of the Board of Directors, without stockholder approval, to have the Company issue up to 5,000,000 shares of preferred stock in one or more series with such rights, obligations and preferences as the Board of Directors may provide, a provision under which only certain officers and the Board of Directors may call meetings of stockholders and certain advance notice procedures for nominating candidates for election to the Board of Directors. Directors of the Company are divided into three classes and are elected to serve staggered three-year terms. Directors can be removed from office only for cause.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly revenue or operating results generally include: costs relating to the expansion of the Company's business, the extent and timing of business acquisitions, the incurrence of merger costs, the timing of assignments from customers, the seasonal nature of the Company's business due to variations in holidays and vacation schedules, the introduction of new services by the Company of its competitors, price competition or price changes, general economic conditions and economic conditions specific to the information technology, consulting or information technology staffing industries. Quarterly sales and operating results can be difficult to forecast even in the short term. Due to all the foregoing factors, it is possible that the Company's revenue or operating results in one or more future quarters will fail to meet or exceed the expectations of securities analysts or investors. In such event, the trading price of the Company's Common Stock would likely be materially adversely affected.

PRICE VOLATILITY

    The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in earnings estimates by securities analysts and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock.

FUTURE SALE OF COMMON STOCK

    Sales of a substantial number of shares of Common Stock, including shares issued in conjunction with previously completed or future business combinations, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

NO CASH DIVIDENDS

    The Company anticipates that, for the foreseeable future, all earnings, if any, will be retained for the operation and expansion of its business and that it will not pay cash dividends. See "Dividend Policy."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected Statements of Operations Data for the fiscal years ended June 30, 1994, 1995 and 1996 and the selected Balance Sheet Data as of June 30, 1995 and 1996 has been taken or derived from the audited Consolidated Financial Statements of the Company, incorporated herein by reference. The selected Statement of Operations Data for the fiscal years ended June 30, 1992 and 1993 and for the nine months ended March 31, 1996 and 1997 and the selected Balance Sheet Data as of June 30, 1992, 1993 and 1994 and as of March 31, 1997 were derived from the unaudited consolidated financial statements of the Company. In the opinion of management, these unaudited financial statements have been prepared on the same basis as the audited Consolidated Financial Statements, except that the nine-month periods ended March 31, 1996 and 1997 reflect the mergers of Technology Management Group, Inc. ("TMG") and Technical Support Group, Inc. ("TSG") with the Company, which business combinations were each accounted for as a pooling of interests. The data as of and for the years ended June 30, 1992, 1993, 1994, 1995 and 1996 has not been restated for the mergers of TMG and TSG. The selected financial data should be read in conjunction with the Consolidated Financial Statements, including the related Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Company's Current Report on Form 8-K, as filed with the Commission on December 12, 1996, and the Company's Quarterly Report on Form 10-Q for the nine months ended March 31, 1997, as filed with the Commission on May 2, 1997, which reports are incorporated herein by reference.

                                                                                                                NINE MONTHS ENDED
                                                                         YEAR ENDED JUNE 30,                        MARCH 31,
                                                        -----------------------------------------------------  --------------------
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA     1992       1993       1994       1995       1996      1996(2)    1997(2)
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENTS OF OPERATIONS DATA:
Revenues..............................................  $  58,662  $  70,461  $  87,933  $ 130,458  $ 172,151  $ 133,300  $ 183,401
Salaries, wages and other direct costs................     39,453     48,131     60,200     89,334    118,458     91,413    124,617
Selling, general and administrative expenses..........     16,447     18,961     23,154     30,771     37,188     30,110     38,897
Amortization of intangible assets.....................        575        649        690      1,377      1,777      1,358      1,833
Merger costs..........................................     --         --         --          1,075        901     --          1,218
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income......................................      2,187      2,720      3,889      7,901     13,827     10,419     16,836
Interest (expense)/income, net........................       (291)      (341)      (190)      (228)       454        222        668
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes............................      1,896      2,379      3,699      7,673     14,281     10,641     17,504
Income tax expense....................................        784        861      1,351      3,208      4,988      2,895      8,439
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income............................................      1,112      1,518      2,348      4,465      9,293      7,746      9,065
Pro forma tax adjustment(1)...........................         19        (52)        (4)       121       (533)    (1,221)     1,308
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net income(1)...............................  $   1,131  $   1,466  $   2,344  $   4,586  $   8,760  $   6,525  $  10,373
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Pro forma income per common and common equivalent
  share(1)............................................  $    0.08  $    0.11  $    0.16  $    0.27  $    0.48  $    0.35  $    0.52
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common and common equivalent
  shares..............................................     13,458     13,574     14,378     16,893     18,305     18,847     20,139
OTHER DATA:
Operating income as a percentage of revenues..........        3.7%       3.9%       4.4%       6.1%       8.0%       7.8%       9.2%
Total consultants at end of period....................        631        826      1,191      1,502      1,897      1,799      2,567

                                                                                        JUNE 30,                          MARCH 31,
                                                                  -----------------------------------------------------  -----------
                                                                    1992       1993       1994       1995       1996       1997(2)
                                                                  ---------  ---------  ---------  ---------  ---------  -----------
BALANCE SHEET DATA:
Working capital.................................................  $   5,090  $   6,512  $   9,126  $  11,009  $  41,670   $  51,650
Total assets....................................................     15,202     18,213     33,589     44,430     69,722     112,072
Long-term debt, net of current portion..........................      2,528      3,000     --         --         --          --
Long-term acquisition costs payable.............................     --         --            400        300        200         100
Stockholders' equity............................................      5,134      6,748     20,528     25,802     58,107      92,691

------------------------------

(1) The pro forma adjustment to income tax expense reflects the exclusion of the one-time income tax effects related to changes in the tax status of certain merged companies and imputes tax expense for S corporation operations that were not subject to income taxes.

(2) Includes the mergers of TMG and TSG with the Company, which business combinations were each accounted for as a pooling of interests.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock has been listed on the New York Stock Exchange under the symbol "CBR" since June 19, 1997 and was, prior to that date, traded on the Nasdaq National Market. The table below sets forth the high and low sales prices per share of the Common Stock for the periods indicated.

                                             HIGH        LOW
                                           --------    --------
1996
First Quarter...........................   $ 12 1/2    $  8 3/8
Second Quarter..........................     17 1/8       9
Third Quarter...........................     16 7/8       9 5/8
Fourth Quarter..........................     25          14 7/8

1997
First Quarter...........................     39          13 1/4
Second Quarter..........................     41 3/4      29 1/4
Third Quarter...........................     34 1/4      22
Fourth Quarter..........................     44 7/8      22

1998
First Quarter (through July 21, 1997)...     38 3/4      33 1/8

    The last reported sale price of the Common Stock on the New York Stock Exchange on July 21, 1997 was $35.5625 per share. As of June 30, 1997, the Company estimates that it had approximately 6,600 beneficial stockholders.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings for use in the operation and expansion of its business and therefore does not anticipate paying cash dividends in the foreseeable future.

                              PLAN OF DISTRIBUTION

    This Prospectus relates to 5,000,000 shares of Common Stock that may be offered and issued by the Company from time to time in connection with future acquisitions of other businesses or properties, or securities of other businesses, by CIBER. This Prospectus, as amended or supplemented, if necessary, also relates to certain shares of Common Stock which may be resold or reoffered by persons who acquired such shares pursuant to this Prospectus.

    CIBER intends to concentrate its acquisitions in areas related to the current business of CIBER. If the opportunity arises, however, CIBER may attempt to make acquisitions that are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to its present activities. The consideration for any such acquisition may consist of shares of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between CIBER and the owners or controlling persons of businesses or properties to be acquired.

    The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares.

    It is not expected that underwriting discounts or commissions will be paid by the Company in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act.

    The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Stockholders may be effected from time to time on the New York Stock Exchange at prevailing prices at the time of such sales, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may sell all or a portion of the shares offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of the shares on the New York Stock Exchange.

    The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be underwriters within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company may agree to indemnify the Selling Stockholders and any underwriter with respect to the shares of Common Stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable to contribute toward amounts required to be paid in respect of such liabilities.

    To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any Selling Stockholders, (b) the name of any such broker-dealers, (c) the number of shares involved, (d) the price at which such shares are to be sold, (e) the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable, (f) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (g) other facts material to the transaction.

    There is no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby.

    The Company may agree to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby, except that the Selling Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

    The Company may agree to keep the Registration Statement relating to the offering and sale by the Selling Stockholders of the shares of Common Stock continuously effective until a fixed date or such earlier date as such shares of Common Stock may be resold without registration under the provisions of the Securities Act.

                              SELLING STOCKHOLDERS

    The Selling Stockholders may sell the shares of Common Stock offered hereby from time to time and may choose to sell less than all or none of such shares.

                            VALIDITY OF COMMON STOCK

    The validity of the Common Stock to be offered hereby will be passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado.

                                    EXPERTS

    The consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1996 appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 1996, filed with the Commission on September 27, 1996, and in the Current Report on Form 8-K, filed with the Commission on December 12, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Available Information.....................................................    2

Documents Incorporated by Reference.......................................    2

The Company...............................................................    4

Risk Factors..............................................................    5

Selected Consolidated Financial Data......................................    9

Price Range of Common Stock...............................................   10

Dividend Policy...........................................................   10

Plan of Distribution......................................................   11

Selling Stockholders......................................................   12

Validity of Common Stock..................................................   12

Experts...................................................................   12

                                5,000,000 SHARES

                                  CIBER, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                 JULY 23, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Bylaws and Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provide that the Company shall, to the full extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all directors and officers of the Company.
Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Under the Company's Certificate of Incorporation, the indemnitee is presumed to be entitled to indemnification and the Company has the burden of proof to overcome that presumption. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the Company must indemnify him against the expenses which such offer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES

    (a) Exhibits

 EXHIBIT
 NUMBER    DESCRIPTION OF EXHIBIT
---------  --------------------------------------------------------------------------------------------------
     4.1   Amended and Restated Certificate of Incorporation of the Company(1)
     4.2   Bylaws of the Company(1)
     4.3   Form of Common Stock Certificate(2)
     5.1   Opinion of Davis, Graham & Stubbs LLP
    23.1   Consent of KPMG Peat Marwick LLP
    23.2   Consent of Davis, Graham & Stubbs LLP (included in Exhibit 5.1)
    24     Power of Attorney (included on the signature page filed herewith)

------------------------

(1) Incorporated by reference to the Registration Statement on Form S-1 (File No. 33-74774), as filed with the Commission on February 2, 1994.

(2) Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 33-74774), as filed with the Commission on March 9, 1994.

    (b) Financial Statement Schedules

        Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable and therefore have been omitted.

    (c) Reports, Opinions and Appraisals Materially Relating to the Transaction.

        Not Applicable.

ITEM 22.  UNDERTAKINGS.

        (a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (f) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (g) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (f) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 20, 1997.

                                CIBER, INC.
                                a Delaware corporation

                                By:            /s/ BOBBY G. STEVENSON
                                     -----------------------------------------
                                                 Bobby G. Stevenson
                                       CHAIRMAN, CHIEF EXECUTIVE OFFICER AND
                                                     SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bobby G. Stevenson and Mac J. Slingerlend, or either of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including without limitation post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                Chairman, Chief Executive
    /s/ BOBBY G. STEVENSON        Officer and Secretary
------------------------------    (Principal Executive         July 20, 1997
      Bobby G. Stevenson          Officer)

    /s/ MAC J. SLINGERLEND      President, Chief Operating
------------------------------    Officer, Treasurer and       July 20, 1997
      Mac J. Slingerlend          Director

                                Executive Vice President,
    /s/ RICHARD A. MONTONI        Chief Financial Officer
------------------------------    and Director (Principal      July 20, 1997
      Richard A. Montoni          Financial Officer)

                                Vice President, Chief
   /s/ CHRISTOPHER LOFFREDO       Accounting Officer
------------------------------    (Principal Accounting        July 20, 1997
     Christopher Loffredo         Officer)

------------------------------  Director                       July   , 1997
     James A. Rutherford

------------------------------  Director                       July   , 1997
        James A. Spira

      /s/ ROY L. BURGER
------------------------------  Director                       July 20, 1997
        Roy L. Burger

                               INDEX TO EXHIBITS

 EXHIBIT
  NUMBER     DESCRIPTION OF EXHIBIT                                                                                PAGE
-----------  -------------------------------------------------------------------------------------------------     -----
       4.1   Amended and Restated Certificate of Incorporation of the Company(1)

       4.2   Bylaws of the Company(1)

       4.3   Form of Common Stock Certificate(2)

       5.1   Opinion of Davis, Graham & Stubbs LLP

      23.1   Consent of KPMG Peat Marwick LLP

      23.2   Consent of Davis, Graham & Stubbs LLP (included in Exhibit 5.1)

      24     Power of Attorney (included on the signature page filed herewith)

------------------------

(1) Incorporated by reference to the Registration Statement on Form S-1 (File No. 33-74774), as filed with the Commission on February 2, 1994.

(2) Incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 33-74774), as filed with the Commission on March 9, 1994.